Exhibit 3.1

AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

DUET ACQUISITION CORP.

Pursuant to Section 242 of the

Delaware General Corporation Law

DUET ACQUISITION CORP. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

1.	The name of the Corporation is DUET Acquisition Corp. The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on September 20, 2021 (the “Original Certificate”). A Certificate of Amendment to Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on September 29, 2021. An Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on January 19, 2022 (the “Amended and Restated Certificate of Incorporation”). A Certificate of Amendment to the Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on April 20, 2023.

2.	This Amendment to the Amended and Restated Certificate of Incorporation amends the Amended and Restated Certificate of Incorporation of the Corporation.

3.	This Amendment to the Amended and Restated Certificate of Incorporation was duly adopted by: (i) the affirmative vote of the holders of 65% of the stock entitled to vote at a meeting of stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), (ii) the affirmative vote of the majority of the votes cast by stockholders represented online or by proxy at the Special Meeting, and (iii) the affirmative vote of the majority of the holders of Class B Common Stock, voting separately as a single class, as required by the Amended and Restated Certificate of Incorporation.

4.	Section 4.3(b)(i) is hereby deleted in its entirety and replaced as follows:

(b) Class B Common Stock.

(i) Shares of Class B Common Stock shall be convertible into shares of Class A Common Stock on a one-for-one basis (the “Initial Conversion Ratio”) at the election of the holder of such Class B Common Stock at any time prior to the closing of the Proposed Business Combination or otherwise automatically on the closing of the Proposed Business Combination.

5.	A new Section 5.6 is hereby added and shall read as follows:

Section 5.6 Written Consent to Action by Directors. Any action required to be taken at a meeting of the directors of the Corporation or any other action which may be taken at a meeting of the directors or of a committee, may be taken without a meeting, if a consent in writing, setting forth the action so taken, shall be signed by a majority of the directors, or a majority of the members of the committee, as the case may be. Such consent shall have the same legal effect as a vote of the majority the directors or members of the committee.

6.	Section 9.1(c) is hereby added to Article IX as follows:

(c)	In the event that the Corporation has not consummated an initial Business Combination within 24 months from the date of the closing of the Offering, upon the Sponsor’s request, the Corporation may extend the period of time to consummate a Business Combination by an additional thirteen months pursuant to thirteen one-month extensions, provided that (i) the Sponsor (or its affiliates or permitted designees) will deposit into the Trust Account the lesser of (x) $40,000 or (y) $0.04 per share for each public share that is not redeemed in connection with the Special Meeting for each such one-month extension commencing December 24, 2023 until January 24, 2025 unless the closing of the Company’s initial business combination shall have occurred (the “Extension Payment”) in exchange for a non-interest bearing, unsecured promissory note payable upon consummation of a business combination and (ii) the procedures relating to any such extension, as set forth in the Trust Agreement, shall have been complied with. The gross proceeds from the issuance of such promissory note(s) shall be held in the Trust Account and used to fund the redemption of the Offering Shares in accordance with Section 9.2.

IN WITNESS WHEREOF, DUET Acquisition Corp. has caused this Amendment to the Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of this 19th day of December, 2023.

DUET ACQUISITION CORP.

By:	/s/ Dharmendra Magasvaran
Name:	Dharmendra Magasvaran
Title:	Co-Chief Executive Officer